Exhibit 99.1

PRESS RELEASE
XO Holdings Reports First Quarter 2006 Results
•	Revenue from New Commercial and Wholesale IP/VoIP Services Grew to $9.6 Million in First Quarter as Compared to $5.3 Million in the Fourth Quarter of 2005, Less Than One Year After Launch
RESTON, VA - May 10, 2006 - XO Holdings, Inc. (OTCBB: XOHO.OB) today reported its first quarter 2006 financial and operational results. For the first quarter ended March 31, 2006, XO Holdings reported $349.7 million in revenue, $17.4 million in adjusted EBITDA2, and a net loss of $43.7 million. XO Holdings (“XOH”) operates the business in two segments. XO Communications, LLC (“XOC”) operates the wireline business, and Nextlink Wireless, Inc. (“Nextlink”) operates the wireless business.
Highlights for First Quarter 2006
XOC (wireline business)
•	Adjusted EBITDA increased 1% to $22.5 million from $22.2 million in the same period last year
•	Strong sequential growth in new commercial and wholesale IP services:
•	Launched in April 2005, XOptions Flex closed quarter with 3,900 total new customers, generating $5.3 million in first quarter revenue as compared to $3.5 million in the fourth quarter of 2005
•	Expanded wholesale VoIP services portfolio during the quarter, generating $4.3 million in first quarter revenue as compared to $1.8 million in the fourth quarter of 2005
•	Carried more than 2.9 billion minutes of VoIP traffic across nationwide IP network, representing a 32 percent increase over fourth quarter of 2005
Nextlink (broadband wireless business)
•	Officially launched Nextlink on April 24, 2006 offering wireless backhaul, high-speed network access, and network redundancy in six metropolitan markets
•	Achieved revenue of $0.1 million, compared to $0.2m in all of 2005
XO Holdings Chief Executive Officer, Carl J. Grivner said, “We are very pleased with the success of our new voice over IP solutions for businesses and service providers and are excited about the enhanced capabilities of our long haul fiber network and the recent launch of Nextlink, which holds one of the largest arrays of fixed wireless spectrum assets. Operationally, we continued to make strides in reducing our costs and growing revenue from our core services and new strategic IP services.”
Revenue
Revenue from XOC in the first quarter of 2006 was $349.6 million compared to $351.2 million in the fourth quarter of 2005 and $361.5 million in the first quarter of 2005. Revenue from Nextlink was $0.1 million in the first quarter of 2006 compared to $0.0 million in the first quarter of 2005.
Revenue from voice services - consisting of local, long distance and other voice services - was $179.4 million in the first quarter of 2006 compared with $177.6 million in the fourth quarter of 2005 and $186.3 million for the first quarter of 2005. Revenue from core voice services grew, but this was offset by XOC’s deliberate de-emphasis of sales of non-core voice services. Revenue from data services - consisting of Internet access, network access and web hosting - was $103.8 million in the first quarter of 2006 compared with $107.4 million in the fourth quarter of 2005 and $108.4 million for the first quarter of 2005. Revenue from core data services such as Collocation, Ethernet and Multi-Transport Network Services grew modestly, but this was offset by declines in revenue from non-core services like dial-up internet access, digital subscriber line and stand-alone hosting services. Revenue from integrated services - consisting of integrated data and voice services - was $66.3 million in the first quarter of 2006 compared with $66.5 million in the fourth quarter of 2005 and $66.8 million for the first quarter of 2005. Revenue from core integrated services grew as a result of strong acceptance of XOptions Flex, but this was offset by XOC’s deliberate de-emphasis of sales to non-core integrated services.

Gross Margin1
Gross margin, as such term is used here (see footnote 1), for XOC in the first quarter of 2006 was $195.2 million, or 55.8% of revenue, compared to $196.2 million, or 55.9% of revenue, in the fourth quarter of 2005 and $213.6 million, or 59.1% of revenue, in the first quarter of 2005. Cost of service for the first quarter of 2006 increased compared to the same period in 2005, largely as a result of the adverse impact from the Triennial Review Remand Order as discussed in the “Regulatory Overview” section of XOH’s Form 10-Q quarterly report. Gross margin for Nextlink in the first quarter of 2006 was $0.1 million, or 100% of revenue. Nextlink is currently providing services between wireless hubs and remotes for which there is no corresponding cost of services. In the future Nextlink expects to incur cost of service as the product and customer base expands.
Selling, Operating and General Expenses
SOG expenses for XOC in the first quarter of 2006 were $173.7 million, or 49.7% of revenue, compared with $178.7 million, or 50.9% of revenue, in the fourth quarter of 2005 and $191.5 million, or 53.0% of revenue, in the first quarter of 2005. The improvements as a percentage of revenue are largely attributable to back office efficiencies as a result of system automation and consolidation of functions. SOG expenses for Nextlink in the first quarter of 2006 were $5.2 million compared with $0.2 million in the first quarter of 2005. Nextlink incurred $2.9 million of professional and legal services expenses related to the now terminated sale of the Company’s wireline business.
Adjusted EBITDA2
Adjusted EBITDA, as such term is used here (see footnote 2), for XOC in the first quarter of 2006 was $22.5 million compared with $17.5 million in the fourth quarter of 2005 and $22.2 million in the first quarter of 2005. Adjusted EBITDA for the first quarter of 2006 included favorable carrier settlements of $9.9 million, compared with $12.4 million in the first quarter of 2005. Adjusted EBITDA for Nextlink in the first quarter of 2006 was ($5.1) million compared to ($0.2) million in the first quarter of 2005.
Net Loss
Net loss for XOH in the first quarter of 2006 was $43.7 million, or ($0.26) per share, compared with a net loss of $43.5 million, or ($0.26) per share, in the fourth quarter of 2005 and a net loss of $42.9 million, or ($0.25) per share, in the first quarter of 2005.
Capital Expenditures
Capital expenditures for XOC were $20.9 million in the first quarter of 2006 compared to $21.5 million in the first quarter of 2005. Capital expenditures for Nextlink were $1.9 million in the first quarter of 2006 compared to $0.0 million in the first quarter of 2005.
Cash Flow
During the first quarter of 2006, XOH’s balance of cash and cash equivalents decreased to $161.4 million compared to $176.8 million at the end of the fourth quarter of 2005. Negative cash flow was substantially driven by timing issues of cash payments versus accruals.

Recent Announcements
On April 24, 2006, XOH launched Nextlink, a new broadband wireless company with spectrum coverage in 75 metropolitan markets that offers broadband services to mobile and wireline communications service providers, businesses and government agencies. Nextlink is now offering services in Dallas, Los Angeles, Miami, San Diego, Tampa and Washington, DC, and expects to launch service in additional markets over the next two years. Nextlink offers wireless backhaul and network redundancy and diversity services utilizing broadband radio signals transmitted between points of presence location within a line-of-sight over distances of up to seven miles.
On April 17, 2006, XOC launched the second phase of XOptions Flex to include business trunks and PRIs. This enhancement expands the addressable market for XOptions Flex to support businesses with as many as 160 employees at each location.
On March 20, 2006, XOC announced it is deploying the Infinera DTN optical system in a major upgrade of its 18,000-mile nationwide long haul fiber optic network. The new Infinera equipment will enable XO to upgrade to the simplicity, flexibility and efficiency of digital fiber optics. Among the benefits, XO will double its network capacity, boost reliability, enhance management of its network infrastructure, and significantly accelerate the provisioning and delivery of higher capacity data services to enterprise and service provider customers.
On March 20, 2006, XOC launched Ethernet over copper services, allowing XOC to offer Ethernet services to a larger target market.
About XO Holdings
XO Holdings is the holding company of XO Communications, LLC and Nextlink Wireless, Inc. XO Communications is a leading provider of national and local telecommunications services to businesses, large enterprises and telecommunications companies. XO offers a complete portfolio of services, including local and long distance voice, dedicated Internet access, private networking, data transport, and Web hosting services as well as bundled voice and Internet solutions. XO provides these services over an advanced, national facilities-based IP network and serves more than 70 metropolitan markets across the United States. For more information, visit www.xo.com. Nextlink provides broadband wireless services to the wireless and wireline communications service provider, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade wireless access solutions that scale to meet the demands of today’s converged world of communications - supporting next-generation mobile and wireline voice, data and video applications. For additional information, visit www.nextlink.com.

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Revenue:
XOC	$349,579	$361,504
Nextlink	111	—

Total revenue	349,690	361,504
Costs and expenses:
Cost of service (exclusive of depreciation and amortization)
XOC	154,380	147,922
Nextlink	—	—

Total cost of service	154,380	147,922
Selling, operating, and general:
XOC	173,688	191,464
Nextlink	5,175	230

Total selling, operating, and general	178,863	191,694
Depreciation and amortization
XOC	52,795	56,728
Nextlink	1,641	1,637

Total depreciation and amortization	54,436	58,365

Loss from operations	$(37,989)	$(36,477)

Interest income (loss), net	1,974	1,893
Investment gain (loss), net	—	(271)

Interest expense, net	(7,643)	(8,004)

Net loss	$(43,658)	$(42,859)

Preferred stock accretion	(3,288)	(3,097)

Net loss applicable to common shares	$(46,946)	$(45,956)

Net loss per common share, basic and diluted	$(0.26)	$(0.25)

Weighted average shares, basic and diluted	181,933,035	181,933,035

Gross margin (1)	$195,310	$213,582

Adjusted EBITDA (2):
XOC	22,450	22,184
Nextlink	(5,064)	(230)

Total Adjusted EBITDA (2)	$17,386	$21,954

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	March 31,	December 31,
	2006	2005
Cash and cash equivalents	$161,415	$176,838
Marketable securities	7,390	7,150
Accounts receivable, net	129,499	137,564
Other current assets	27,824	34,106
Property and equipment, net	697,978	717,627
Broadband wireless licenses and other intangibles, net	84,309	91,779
Other assets, net	38,344	37,661

Total assets	$1,146,759	$1,202,725

Accounts payable and other current liabilities	$276,506	$296,213
Long-term debt and accrued interest payable	309,175	301,113
Other long-term liabilities	63,913	65,755
Class A convertible preferred stock	220,344	217,056

Total stockholders’ equity	276,821	322,588

Total liabilities, convertible preferred stock and stockholders’ equity	$1,146,759	$1,202,725

(1) Gross margin is defined as revenue less cost of service, and excludes depreciation and amortization. Gross margin is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, gross margin is an important measure used by management to assess operating performance of the company. Additionally, we believe that gross margin is a standard measure of operating performance that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry. Gross margin as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. A reconciliation of Gross margin to net loss is included below:

XO HOLDINGS, INC.
Reconciliation of Net Loss to Gross Margin
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(43,658)	$(43,505)	$(42,859)

Selling, operating and general	178,863	180,171	191,694

Depreciation and amortization	54,436	58,031	58,365

Interest income (loss), net	(1,974)	(2,542)	(1,893)

Investment gain (loss), net	—	(1,014)	271

Interest expense, net	7,643	8,571	8,004

Other non-operating expenses	—	(3,380)	—

Gross margin	$195,310	$196,332	$213,582

(2) Adjusted EBITDA is defined as net income or loss before depreciation, amortization, asset impairment charge, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, Adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our secured credit facility agreement, or as EBITDA as defined in our SEC filings. A reconciliation of Adjusted EBITDA to net loss is included below:

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(43,658)	$(43,505)	$(42,859)

Depreciation and amortization	54,436	58,031	58,365

Interest income (loss), net	(1,974)	(2,542)	(1,893)

Interest expense, net	7,643	8,571	8,004

EBITDA	$16,447	$20,555	$21,617

Other non-operating expenses	—	(3,380)	—

Stock-based compensation	939	4	66

Investment gain (loss), net	—	(1,014)	271

Adjusted EBITDA	$17,386	$16,165	$21,954

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Forward Looking Statement Note
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing XOC and Nextlink’s expected future business and network operations and results of operations, XOC and Nextlink’s ability to increase sales and maintain current revenue, Nextlink’s ability to service the growing demand for high-bandwidth broadband wireless services, XOC’s ability to complete its planned network expansion and upgrade, and Nextlink’s ability to operate its wireless business and expand successfully into additional markets. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties and actual results, performance, and/or achievements of Nextlink and XO may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, those risks and uncertainties described from time to time in the reports filed by XO Holdings, Inc. (as the successor issuer to XO Communications, Inc.) with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q. XO undertakes no obligation to update any forward-looking statements.
XO, XOptions, XOptions Flex, and all related marks are either registered trademarks or trademarks of XOC in the United States and/or other countries.
Media Contact:
Chad Couser / XO Communications
703-547-2746
chad.couser@xo.com